   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1998
                                                    REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                             SIEBEL SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              7372                            94-3187233
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                                ---------------

             1855 SOUTH GRANT STREET, SAN MATEO, CALIFORNIA 94402
                                (650) 295-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               THOMAS M. SIEBEL
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             SIEBEL SYSTEMS, INC.
             1855 SOUTH GRANT STREET, SAN MATEO, CALIFORNIA 94402
                                (650) 295-5000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
                             ERIC C. JENSEN, ESQ.
                              COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
               3000 EL CAMINO REAL, PALO ALTO, CALIFORNIA 94306
                                (650) 843-5000

                                ---------------

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
  TITLE OF SECURITIES      AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
    TO BE REGISTERED       REGISTERED(1)      PER SHARE(2)          PRICE(2)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------
COMMON STOCK, $.001 PAR
 VALUE.................   245,996 SHARES         $24.25            $5,965,403          $1,658.38
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) Pursuant to rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transaction.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low prices of the Siebel Systems, Inc. common stock as reported on the Nasdaq National Market on November 24, 1998.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                       PROSPECTUS DATED NOVEMBER 27, 1998

                                 [SIEBEL LOGO]

                                 245,996 SHARES

                                  COMMON STOCK

Selling stockholders identified in this prospectus may sell up to 245,996 shares common stock of Siebel Systems, Inc. The selling stockholders, directly or through agents, brokers, dealers or underwriters, may sell the shares of common stock described in this prospectus (1) on terms to be determined at the time of a sale, (2) in transactions on the Nasdaq National Market, (3) in privately negotiated transactions or (4) in a combination of these methods of sale. If the selling stockholders sell shares to or through brokers or dealers, such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

We will not be paying any underwriting commissions or discounts in the offering of these shares. We will, however be paying for the expenses incurred in the offering of the shares. We estimate these expenses to be $44,000. For their shares, the selling stockholders will receive the purchase price of the shares sold less any agents' commissions and underwriters' discounts and other related expenses.

Selling stockholders and any agents, broker, dealers or underwriters that participate in the sale of the shares may be considered "underwriters" as defined in the Securities Act of 1933, and any commission they receive and any profit on the resale of the shares they purchase may be considered underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

Please see "Where You Can Find More Information" on page 2 for additional information about us on file with the United States Securities and Exchange Commission.

We strongly urge you to read and consider this prospectus carefully and in its entirety, including the matters referred to under "Risk Factors" beginning at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is November 25, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
THE COMPANY................................................................   1
WHERE YOU CAN FIND MORE INFORMATION........................................   2
RISK FACTORS...............................................................   4
USE OF PROCEEDS............................................................  12
DIVIDEND POLICY............................................................  12
SELLING STOCKHOLDERS.......................................................  13
PLAN OF DISTRIBUTION.......................................................  14
LEGAL MATTERS..............................................................  14
EXPERTS....................................................................  15

                                  THE COMPANY

We are an industry leading provider of enterprise-class sales, marketing and customer service information software systems. We design, develop, market and support Siebel Enterprise Applications, a leading Internet-enabled, object oriented client/server application software product family designed to meet the customer information system requirements of even the largest multi-national organizations.

The Siebel Enterprise Applications are comprised of a broad range of advanced client/server application products designed to allow corporations to deploy comprehensive customer information systems, product information systems, competitive information systems, and decision support systems on a global basis. Our products provide support for multiple languages and multiple currencies with support for a number of frequently interdependent distribution channels, including direct field sales, telesales, telemarketing, distribution, retail and Internet-based selling.

The Siebel Enterprise Applications are built upon a modern technology foundation including intranet and Internet enablement, client/server, object oriented programming, 32-bit processing, OLE 2 automation, relational database support for Oracle, Sybase, Informix and Microsoft and system support for Windows 95, Windows NT, and UNIX. The Siebel Enterprise Applications are designed to scale to meet the needs of large organizations deploying thousands of sales, marketing and customer service professionals with very large data storage and retrieval requirements. The Siebel Enterprise Applications are designed to be comprehensive in their scope of functionality and are highly configurable, allowing for highly customized industry-specific and company-specific system deployments.

Our objective is to establish and maintain a global market leadership position in the sales, marketing and customer service information systems market. Our strategy is to provide high-end enterprise client/server sales and marketing applications in a broad range of industries, extend its advanced technology position, achieve universally successful customer implementations of Siebel Enterprise Applications, expand its global sales and support capacity and continue to leverage strategic alignment with leading third-party technology providers, system integrators and distributors.

                      WHERE YOU CAN FIND MORE INFORMATION

Our principal executive offices are located at 1855 South Grant Street, San Mateo, CA 94402. Our telephone number is (650) 295-5000 and our e-mail address is info@siebel.com. We maintain an Internet home page.

We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at www.sec.gov.

The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 17, 1998, including all material incorporated by reference therein;

2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed on May 15, 1998, including all material incorporated by reference therein;

3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed on August 13, 1998, including all material incorporated by reference therein;

4. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed on November 13, 1998, including all material incorporated by reference therein;

5. Our Current Report on Form 8-K, filed on May 19, 1998, including all material incorporated by reference therein;

6. Our Current Report on Form 8-K filed on May 29, 1998, including all material incorporated by reference therein;

7. Our Current Report on Form 8-K filed on November 25, 1998, including all material incorporated by reference therein; and

8. The description of the common stock contained in our Registration Statement on Form 8-A.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                           Siebel Systems, Inc.
                           Attention: Investor Relations
                           1855 South Grant Street
                           San Mateo, California 94402
                           Telephone (650) 295-5000

Our common stock is quoted on the Nasdaq National Market under the symbol "SEBL". The last reported sales price of the common stock on the Nasdaq National Market ("Nasdaq") on November 24, 1998 was $23.19 per share. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

You should carefully consider the following factors, together with the other information contained in this prospectus and incorporated by reference, before purchasing the Siebel common stock offered by this prospectus. An investment in Siebel common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

Limited Operating History. We began operations in July 1993. We first shipped our Siebel Sales Enterprise product in April 1995 and our Siebel Service Enterprise product in December 1996. Subsequent versions of these products were first shipped in 1996 and 1997. Accordingly, we have a limited operating history upon which you may evaluate our business and prospects. You should evaluate our prospects in light of the risks, expenses and uncertainties that companies in their early stage of development frequently encountered.

Uncertainty of Future Operating Results. Our net revenue and operating results may fluctuate significantly because of a number of factors, many of which are outside of our control. These factors include:

  .  level of product and price competition

  .  length of our sales cycle

  .  the size and timing of individual license transactions

  .  delay or deferral of customer implementations of our products

  . success in expanding our customer support organization, direct sales force and indirect distribution channels

  .  timing of new product introductions and product enhancements

  .  appropriate mix of products and services sold

  .  levels of international sales

  .  activities of and acquisitions by competitors

  .  timing of new hires

  .  changes in foreign currency exchange rates

  .  our ability to develop and market new products and control costs

One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our net revenue and operating results to fluctuate significantly. Based on the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially adversely affect our business, financial condition and the market price of our common stock.

Fluctuations in Quarterly Operating Results. Our net revenue and operating results may vary drastically from quarter to quarter. The main factors which may affect these fluctuations are:

  .  the discretionary nature of our customer's purchase and budget cycles

  .  the size and complexity of our license transactions

  .  the potential delays in recognizing revenue from license transactions

  .  seasonal variations in operating results

  .  variations in the fiscal or quarterly cycles of our customers

Each customer's decision to implement our products and services is discretionary, involves a significant commitment of resources and is subject to their budget cycles. In addition, the timing of license revenue is difficult to predict because of the length and variability of our sales cycle, which has ranged to date from two to eighteen months. We base our operating expenses on anticipated revenue trends. Because a high percentage of these expenses are relatively fixed, a delay in recognizing revenue from license transactions could cause significant variations in operating results from quarter to quarter and could result in operating losses. If these expenses precede, or are not subsequently followed by, increased revenues, our operating results could be materially and adversely affected. Although we have not experienced significant seasonal variations in operating results, such variations could cause quarterly revenues and operating results to vary if they were to develop.

As a result of these and other factors, revenues for any quarter are subject to significant variation, and we believe that period-to-period comparisons of our results of operations are not necessarily useful. You should not rely on these comparisons as indications of future performance. It is likely that our future quarterly operating results from time to time will not meet the expectations of market analysis or investors, which would likely have an adverse effect on the price of our common stock.

Reliance on Systems Integrators and Other Relationships. We have established strategic relationships with a number of organizations that we believe are important to our sales, marketing and support activities and the implementation of our products. We believe that our relationships with these organizations provide marketing and sales opportunities for our direct sales force and expand the distribution of our products. These relationships allow us to keep pace with the technological and marketing developments of major software vendors and provide us with technical assistance for our product development efforts.

In particular, we have established a non-exclusive strategic relationship with Andersen Consulting, one of our principal stockholders. The Company has also entered into significant relationships with other third-party systems integrators. A significant portion of our revenues has historically been derived from customers for which Andersen Consulting or other systems integrators with which the Company has a significant relationship had been engaged to provide system integration services. Any deterioration of our relationship with Andersen Consulting could have a material adverse effect on our business, financial condition and results of operations. We also have relationships with Microsoft Corporation, Compaq Computer Corporation, Itochu Corporation and Itochu Techno-Science Corporation, among others. Our failure to maintain existing relationships, or to establish new relationships in the future, could have a material adverse effect on our business, results of operations and financial condition.

Our current and potential customers may also rely on third-party system integrators to develop, deploy and/or manage Siebel Enterprise Applications. If we do not adequately train a sufficient number of system integrators or, if these integrators do not have or devote the resources necessary to implement our products, our business, operating results and financial condition could be materially and adversely affected.

Dependence on the Internet. The Siebel Enterprise Applications communicate through public and private networks over the internet. The success of our products may depend, in part, on our ability to develop products which are compatible with the Internet. We cannot predict with any assurance whether the Internet will be a viable commercial marketplace or whether the demand for Internet-related products and services will increase or decrease in the future. The increased commercial use of the Internet could require substantial modification and customization of our products and the introduction of new products. We may not be able to effectively migrate our products to the Internet or successfully compete in the Internet-related products and services market.

Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality of our products and distribution of our software. If these critical issues are not favorably resolved, our business, operating results and financial condition could be materially and adversely affected.

Risk Associated with Emerging Client/Server and Customer Information
Markets. The market for client/server application software is relatively new, highly competitive and rapidly changing. We market our products only to customers who have migrated or are in the process of migrating their enterprise computing systems to client/server computing environments. Our future financial performance will partly depend on the continued growth of organizations successfully adopting client/server computing environments. If the client/server market fails to grow or grows more slowly than we currently anticipate, our business, operating results and financial condition could be materially and adversely affected.

The market for customer information software is also highly competitive and rapidly changing. Our future financial performance will largely depend on growth in the number of customer information applications developed for use in client/server environments. If the customer information software market fails to grow or grows more slowly than we currently anticipate, our business, operating results and financial condition would be materially and adversely affected.

Limited Implementation of our Products by our Customers. Many of our customers purchase and implement our products in phases. Our customers frequently deploy our products to large numbers of sales, marketing and customer service personnel. These end-users may not accept our products. Our products are also being deployed on a variety of computer hardware platforms and used with a number of third-party software applications and programming tools. This use may present significant technical challenges, particularly as large numbers of personnel attempt to use our product concurrently. If existing customers have difficulty further deploying Siebel Enterprise Applications or for any other reason are not satisfied with Siebel Enterprise Applications, our business, operating results and financial condition could be materially and adversely affected.

Reliance on a Limited Number of Products. In 1997, a substantial majority of our license revenues were attributable to sales of Siebel Sales Enterprise, Siebel Service Enterprise and related products. We expect that such products and related consulting, maintenance and training services will continue to account for a substantial majority of our future revenues. As a result, factors adversely affecting the pricing of or demand for such products, such as competition or technological change, could have a material adverse effect on our business, operating results and financial condition.

Lengthy Sales and Implementation Cycles. The timing of the sales and implementation of our products and services is not predictable with any degree of accuracy. You should not rely on prior sales and implementation cycles as any indication of future cycles.

The length of time required to implement our products often depends on factors outside our control. These factors include (1) the size and complexity of our license transactions and (2) delays in our customers' implementation of client/server computing environments. A delay in the sale or implementation of even a limited number of license transactions could have a material adverse effect on our business and operations and cause our operating results to vary significantly from quarter to quarter.

Risks Associated with Expanding Distribution. We have expanded the distribution of our products in recent years. This expansion has placed new and increased demands on our direct sales force and technical and sales support staff. Our ability to achieve revenue growth in the future will depend, in part, on our success in recruiting and training sufficient direct sales, technical and customer support personnel. Although we invest significant resources to expand our direct sales force and our technical and customer support staff, we have experienced difficulty in recruiting qualified personnel. We also may not be able to successfully expand our direct sales force or other distribution channels. In addition, such expansion may not result in increased revenues. Any failure to expand our direct sales force or technical and customer support staff or to expand our distribution channels could materially and adversely affect our business, operating results and financial condition.

Dependence on Large License Fee Contracts and Customer Concentration. Our success depends on maintaining relationships with our existing customers. A relatively small number of customers have accounted for a significant percentage of our revenues. Sales to our 10 largest customers in each fiscal year have accounted for a majority of our revenues during that period. We expect that sales of our products to a limited number of customers will continue to account for a significant percentage of revenue for the foreseeable future. The loss of a small number of customers or any reduction or delay in orders by any such customer, or the failure of us to market successfully our products to new customers could have a material adverse effect on our business, financial condition and results of operations.

Risk Associated with New Versions and New Products; Rapid Technological
Change. The software market in which we compete is characterized by (1) rapid technological change, (2) frequent introductions of new products, (3) changing customer needs and (4) evolving industry standards. To keep pace with technological developments, evolving industry standards and changing customer needs, we must support existing products and develop new products. We may not be successful in developing, marketing and releasing new products or new versions of the Siebel Enterprise Applications that respond to technological developments, evolving industry standards or changing customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction and sale of these enhancements. In addition, these enhancements may not adequately meet the requirements of the marketplace and may not achieve any significant degree of market acceptance. If release dates of any future products or enhancements to the Siebel Enterprise Applications are delayed, or if these products or enhancements fail to achieve market acceptance when released, our business, operating results and financial condition could be materially and adversely affected. In addition, new products or enhancements by our competitors may cause customers to defer or forgo purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations.

Competition. Our products target the customer information systems market. This market is highly competitive, rapidly changing and significantly affected by new product introductions. We face competition primarily from our customers' internal information technology departments and systems integrators, as well as from other application software providers that offer a variety of products and services to address this market. Many of our customers and potential customers have attempted to develop customer information systems, in-house either alone or with the help of systems integrators. We may not be able to compete successfully against such internal development efforts.

We rely on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as for recommendations of our products during the evaluation stage of the purchase process. Although we seek to maintain close relationships with these service providers, many of them have similar, and often more established, relationships with our competitors. If we are unable to develop and retain effective, long-term relationships with these third parties, our competitive position could be materially and adversely affected. Further, many of these third parties have significantly greater resources than we do and may market software products which compete with us.

The following table lists some of our current and potential competitors and their products.

   COMPANY NAME                                   PRODUCT
   ------------                                   -------
   Acxiom........................................ DirectMedia
   Baan N.V./Aurum Software, Inc. ............... FrontOffice
   Borealis Corporation.......................... Arsenal
   Clarify, Inc. ................................ ClearSales, ClearSupport
   Dendrite International, Inc. ................. Force One; Dendrite Series 6
   Early Cloud & Co. ............................ CallFlow
   Exchange Applications......................... ValEX
   IMA........................................... EDGE
   Marketrieve Company........................... Marketrieve PLUS
   Metrix, Inc. ................................. Field Service Dispatch
   Onyx.......................................... Customer Center
   Oracle Corporation............................ Oracle Sales and Marketing
   Pegasystems, Inc. ............................ PegaSURE; PegaWorks; PegaSales
   Pivotal Software, Inc......................... Relationship
   Prime Response................................ Prime Vantage
   Sales Vision.................................. Jsales
   SAP A.G. ..................................... Focus (not yet released)
   Saratoga Systems.............................. Avenue
   Symantec...................................... ACT!
   The Vantive Corporation....................... Vantive Enterprise
   Trilogy Development Group, Inc................ SC Config

Some of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, many competitors have well-established relationships with our current and potential customers. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can.

There are many factors that may increase competition in the customer information systems market, including (1) entry of new competitors, (2) alliances among existing competitors and (3) consolidation in the software industry. Increased competition may result in price reductions, reduced gross margins or loss of market share, any of which could materially adversely affect our business, operating results and financial condition. If we cannot compete successfully against current and future competitors or overcome competitive pressures, our business, operating results and financial condition may be adversely affected.

Reliance on Third-Party Vendors. Portions of our products incorporate software that was developed and is maintained by third-party software developers. Although we believe there are other sources for these products, any significant interruption in the supply of these products could adversely impact our sales unless and until we can secure another source. We depend in part on these third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. We may not be able to replace the functionality provided by the third-party software currently offered with our products if that software becomes obsolete or incompatible with future versions of our products or is not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could materially adversely affect our sales.

Risk of Product Defects. Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Although we conduct extensive product testing during product development, we have been forced to delay the commercial release of products until the correction of software problems. We could lose revenues as a result of software errors or defects. Our products are intended for use in sales applications that may be critical to a customer's business. As a result, we expect that our customers and potential customers will have a greater sensitivity to product defects than the market for software products generally. Testing errors may also be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, damage to our reputation, or increased service and warranty costs, any of which could have a material adverse effect upon our business, operating results and financial condition.

Management of Growth. Our business has grown rapidly in the recent years. This growth has placed a significant strain on our management systems and resources. To manage future growth we must continue to (1) improve our financial and management controls, reporting systems and procedures on a timely basis and (2) expand, train and manage our employee work force. If we fail to manage our growth effectively, our business, financial condition and results of operations could be materially and adversely affected.

Dependence on Key Personnel. Our performance depends on the continued service of our key technical, sales and senior management personnel, particularly Thomas M. Siebel, our Chairman and Chief Executive Officer. None our key employees has entered into an employment agreement with us. The loss of the services of one or more of our executive officers could have a material adverse effect on our business, operating results and financial condition.

Limited Protection of Proprietary Information; Risks of Infringement. We rely primarily on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We seek to protect our software, documentation and other written materials under patent, trade secret and copyright laws, which afford only limited protection. Any patents issued to us may be invalidated, circumvented or challenged. Any of our pending or future patent applications, whether or not being currently challenged, may not be issued with the scope of the claims we seek, if at all. Furthermore, others may develop technologies that are similar or superior to our technology or design around our patents. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information what we regard as proprietary. Policing unauthorized use of our products is difficult. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate. We have entered into agreements with substantially all of our customers which require us to place Siebel Enterprise Applications source code into escrow. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code if (1) there is a bankruptcy proceeding by or against us, (2) we cease to do business, or (3) we fail to meet our support obligations.

Although we do not believe that we are infringing any proprietary rights of others, third parties may claim that we have infringed their intellectual property rights. Furthermore, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of such former employers. Any such claims, with or without merit, could (1) be time consuming to defend, (2) result in costly litigation, (3) divert management's attention and resources,
(4) cause product shipment delays, and (5) require us to pay money damages or enter into royalty or licensing agreements. A successful claim of product infringement against us and our failure or inability to license or create a workaround for such infringed or similar technology may materially and adversely affect our business, operating results and financial condition.

We license certain software from third parties. These third-party software licenses may not continue to be available to us on acceptable terms. The loss of, or inability to maintain, any of these software licenses could result in shipment delays or reductions. This could materially adversely affect our business, operating results and financial condition.

Year 2000 Risks. While we believe that most of our currently developed and actively marketed products are Year 2000 compliant for significantly all functionality, our software products could contain errors or defects relating to Year 2000. We believe that the current versions of our products are Year 2000 compliant.

We have completed an assessment of our computer systems and software and are modifying or replacing portions of our software so that our operating systems will function properly with respect to dates in the Year 2000 and thereafter. We are currently evaluating system interfaces with third-party systems, such as our key vendors and system integrators, for Year 2000 functionality. The Year

2000 project cost is not expected to be material. The project is estimated to be significantly completed during the 1998 calendar year. We believe that, with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for our computer systems. However, if such modifications and conversions are not made, or are not completed in a timely manner, the Year 2000 issue could have a material adverse impact on our operations. Additionally, the systems of other companies with which we do business may not address any Year 2000 problems on a timely basis, which could have an adverse effect on our systems or business transactions. We believe that our exposure on Year 2000 issues is not material to our business as a whole.

Risks Associated with International Operations. Our revenues are primarily derived from large multi-national companies. To service the needs of these companies, we must provide worldwide product support services. We have expanded, and intend to continue expanding, our international operations and enter additional international markets. This will require significant management attention and financial resources that could adversely affect our operating margins and earnings. We may not be able to maintain or increase international market demand for Siebel Enterprise Applications. If we do not, our international sales will be limited, and our business, operating results and financial condition could be materially and adversely affected.

Our international operations are subject to a variety of risks, including (1) foreign currency fluctuations, (2) economic or political instability, (3) shipping delays and (4) various trade restrictions. Any of these risks could have a significant impact on our ability to deliver products on a competitive and timely basis. Significant increases in the level of customs duties, export quotas or other trade restrictions could also have an adverse effect on our business, financial condition and results of operations. In situations where direct sales are denominated in foreign currency, any fluctuation in foreign currency or the exchange rate may adversely affect our business, financial condition and results of operations.

Product Liability. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. A successful product liability claim brought against us could have a material adverse effect upon our business, operating results and financial condition.

Control by Existing Stockholders. Our current officers, directors and entities affiliated with us together beneficially owned approximately 27% of the outstanding shares of common stock as of November 18, 1998. In particular, Thomas M. Siebel, our Chairman and Chief Executive Officer, owned approximately 17% of the outstanding shares of common stock as of November 18, 1998. As a result, these stockholders will be able to exercise certain control over matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. This may prevent or discourage tender offers for our common stock.

Possible Volatility of Stock Price. Our stock price has fluctuated substantially since our initial public offering in June 1996. The trading price of our common stock is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by us or our competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to ours and which have been unrelated to the operating performance of these companies. These market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock.

Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. Our Board of Directors is authorized to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further approval by our stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. We have instituted a classified Board of Directors in our Certificate of Incorporation. This and certain other provisions of our Certificate of Incorporation and certain provisions of our Bylaws and of Delaware law, could delay or make more difficult a merger, tender offer or proxy contest.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered by the selling stockholders.

                                DIVIDEND POLICY

We have never paid any cash dividends on our capital stock. We currently intend to use future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder as of November 18, 1998 and the number of shares which each selling stockholder may offer by this prospectus. The selling stockholders may offer all, some or none of their shares.

                         SHARES BENEFICIALLY OWNED                  SHARES BENEFICIALLY OWNED
                             PRIOR TO OFFERING                           AFTER OFFERING(1)
                         ----------------------------- SHARES BEING -----------------------------
        NAME               NUMBER         PERCENT(2)     OFFERED      NUMBER         PERCENT(2)
        ----             -------------- -------------- ------------ -------------- --------------
Thaddeus Batt...........            126             *        126                --            --
Chartiers West, Inc.....            930             *        172               758             *
Albert Craig............          4,688             *        890             3,798             *
Gregory L. Craig........         61,152             *     18,426            42,726             *
Sybil S. Craig..........          4,276             *      1,068             3,208             *
Virginia Egger..........          4,688             *        890             3,798             *
Rodd Halstead(3)........          3,999             *        710             3,289             *
Stuart Hamill...........          6,564             *      1,246             5,318             *
Wendy Hassan(4).........          1,054             *        254               800             *
Alexander Henkels.......          4,688             *        890             3,798             *
Michael Howard..........        136,292             *     36,094           100,198             *
Kenneth Jeffries........        194,056             *     67,028           127,028             *
Barry Keesan............            890             *        890                --            --
Jurgen Leschner(5)......          3,615             *      1,066             2,549             *
Shaun Logan(6)..........          3,518             *        800             2,718             *
Lonecone, Ltd...........         10,248             *      3,556             6,692             *
Staffan Lundback........          4,688             *        890             3,798             *
Salem Partners, L.P.....         87,170             *     87,170                --            --
Brian Rowles............          2,836             *        488             2,348             *
Telemark Investments,
 Inc....................         23,432             *     23,432                --            --

--------
 *  Less than one percent

(1) Assumes the sale of all shares offered hereby.

(2) Applicable percentage ownership is based on 88,931,160 shares of common stock outstanding (net of treasury shares) as of November 18, 1998.

(3) Includes 3,289 shares issuable upon exercise of outstanding options within 60 days of September 30, 1998.

(4) Includes 800 shares issuable upon exercise of outstanding options within 60 days of September 30, 1998.

(5) Includes 2,549 shares issuable upon exercise of outstanding options within 60 days of September 30, 1998.

(6) Includes 1,000 shares issuable upon exercise of outstanding options within 60 days of September 30, 1998.


Each of the selling stockholders held shares of InterActive WorkPlace, Inc., a Delaware corporation. On October 1, 1997, INTW Acquisition Corp., a wholly owned subsidiary of Siebel Systems, Inc. merged with and into InterActive (the "merger"), and InterActive became a wholly owned subsidiary of Siebel Systems, Inc., all pursuant to an Agreement and Plan of Merger and Reorganization between Siebel Systems, Inc., INTW and InterActive dated as of September 13, 1997 (the "merger agreement"). Pursuant to the merger agreement, each of the selling stockholders, in exchange for their shares in InterActive, received the shares set forth in the table as being offered pursuant to this prospectus. Each of the selling stockholders that were employees of InterActive have been offered employment with us.

                              PLAN OF DISTRIBUTION

Under a Registration Rights Agreement between us and the selling stockholders, dated October 1, 1997 (the "Registration Rights Agreement"), we agreed to register the shares received by the selling stockholders in the merger and to keep the registration statement effective until the earliest of (i) October 1, 1998 (the first anniversary of the closing of the merger), (ii) the satisfaction of all requirements to sell all such shares under Rule 144 during any ninety (90) day period, or (iii) the sale of all the shares under the registration statement. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

We will pay substantially all expenses incurred in the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. These expenses (excluding such commissions and discounts) are estimated to be $44,000. The Registration Rights Agreement provides for cross-indemnification of the selling stockholders and us to the extent permitted by law for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.

The selling stockholders, directly or through agents, brokers, dealers or underwriters, may sell the shares of common stock described in this prospectus
(1) on terms to be determined at the time of a sale, (2) in transactions on the Nasdaq National Market, (3) in privately negotiated transactions or (4) in a combination of these methods of sale. The selling stockholders may also sell the shares to or through brokers or dealers. These brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders and any persons who participate in the distribution of the shares offered by this prospectus may be deemed to be underwriters within the meaning of the Act. Any discounts, commissions or concessions received by these underwriters and any provided for the sale of the shares by them may be considered underwriting discounts and commissions under the Act. The selling stockholders will be subject to the applicable provisions of the Exchange Act, and the rules and regulations of the Exchange Act, including Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                 LEGAL MATTERS

Cooley Godward LLP, Palo Alto, California will pass upon the validity of the issuance of the common stock offered by this prospectus. As of the date of this prospectus, certain members and associates of Cooley Godward own an aggregate of 5,272 shares of common stock. In addition, James C. Gaither, a director and the Secretary of Siebel Systems, Inc. and a partner of Cooley Godward, owns 118,414 shares of common stock and has options to purchase 188,000 shares of common stock. Eric C. Jensen, a partner of Cooley Godward, is an Assistant Secretary of Siebel Systems, Inc.

                                    EXPERTS

The consolidated financial statements and schedule of Siebel Systems, Inc. as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors and upon the authority of said firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

WE HAVE AUTHORIZED NO ONE TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS THAT ARE NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.

THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
The Company................................................................   1
Where You Can Find More Information........................................   2
Risk Factors...............................................................   4
Use of Proceeds............................................................  12
Dividend Policy............................................................  12
Selling Stockholders.......................................................  13
Plan of Distribution.......................................................  14
Legal Matters..............................................................  14
Experts....................................................................  15

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                245,996 SHARES

                          [SIEBEL SYSTEMS, INC. LOGO]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                               NOVEMBER 27, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

   Registration fee.................................................... $ 1,658
   Legal fees and expenses.............................................  30,000
   Accounting fees and expenses........................................  10,000
   Miscellaneous.......................................................   2,000
   TOTAL............................................................... $43,658

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Under Section 145 of the Delaware General Corporation Law, Siebel Systems, Inc. hereinafter referred to as the "Registrant" or the "Company" has broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant's Certificate of Incorporation, as amended provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS

  (a) Exhibits.

   EXHIBIT                        DESCRIPTION OF DOCUMENT
   NUMBER                         -----------------------
    3.1    Restated Certificate of Incorporation of the Registrant.(3)
    3.2    Bylaws of the Registrant.(1)
    4.1    Reference is made to Exhibits 3.1 and 3.2.
    4.2    Specimen Stock Certificate.(1)
    4.3    Restated Investor Rights Agreement, dated December 1, 1995, between the Registrant and certain investors, as amended April 30, 1996 and
            June 14, 1996.(1)
    4.4    Form of Registration Rights Agreement, dated October 1, 1997 between the Registrant and certain stockholders.(5)
    4.5    Form of Registration Rights Agreement, dated November 1, 1997 between the Registrant and certain stockholders.(6)
    5.1    Opinion of Cooley Godward LLP.(7)
   10.1    Registrant's 1996 Equity Incentive Plan, as amended.(3)
   10.2    Registrant's Employee Stock Purchase Plan, as amended.(3)
   10.3    Form of Indemnity Agreement entered into between the Registrant and its officers and directors.(1)
   10.4    Registrant's Deferred Compensation Plan, dated January 10, 1997.(4)
   10.6    Master Alliance Agreement, dated March 17, 1995, between the
            Registrant and Andersen Consulting LLP.(1)(2)
   10.9    Assignment Agreement, dated September 20, 1995, by and between the
            Registrant and Thomas M. Siebel.(1)
   10.10   Lease Agreement, dated June 4, 1996, by and between the Registrant and Crossroad Associates and Clocktower Associates.(1)
   10.11   InterActive WorkPlace, Inc. 1996 Stock Option Plan.(5)
   23.1    Consent of KPMG Peat Marwick LLP, Independent Auditors.(7)
   23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.(7)
   24.1    Power of Attorney. Reference is made to the Signature page.(7)

--------
(1) Incorporated by reference to our Registration Statement on Form S-1 (No. 333-03751), as amended.

(2) Confidential treatment has been granted with respect to portions of this exhibit.

(3) Incorporated by reference to our Registration Statement on Form S-8 (No. 333-07983), as amended.

(4) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(5) Incorporated by reference to our Registration Statement on Form S-3 (No. 333-36967), as amended.

(6) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended December 30, 1997.

(7) Filed herewith.

ITEM 17.  UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933.

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, County of San Mateo, State of California on the 25th day of November 1998.

                                                  /s/ Thomas M. Siebel
                                          By: _________________________________
                                                      Thomas M. Siebel
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Siebel and Howard H. Graham and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Securities and Exchange Commission Rule 462, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the require of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

      /s/ Thomas M. Siebel           Chairman, Chief Executive       November 25, 1998
____________________________________  Officer and Director
          Thomas M. Siebel            (Principal Executive
                                      Officer)

      /s/ Howard H. Graham           Senior Vice President          November 25, 1998
____________________________________  Finance and Administration
          Howard H. Graham            and Chief Financial Officer
                                      (Principal Financial and
                                      Accounting Officer)

      /s/ Eric E. Schmidt            Director                       November 25, 1998
____________________________________
          Eric E. Schmidt


      /s/ James C. Gaither           Director                        November 25, 1998
____________________________________
          James C. Gaither

     /s/ George T. Shaheen           Director                       November 25, 1998
____________________________________
         George T. Shaheen

     /s/ Charles R. Schwab           Director                       November 25, 1998
____________________________________
         Charles R. Schwab

     /s/ A. Michael Spence           Director                       November 25, 1998
____________________________________
         A. Michael Spence


                                 EXHIBITS INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  3.1    Restated Certificate of Incorporation of the Registrant.(3)
  3.2    Bylaws of the Registrant.(1)
  4.1    Reference is made to Exhibits 3.1 and 3.2.(1)
  4.2    Specimen Stock Certificate.(1)
  4.3    Restated Investor Rights Agreement, dated December 1, 1995, between the Registrant and certain investors, as amended April 30, 1996 and
          June 14, 1996.(1)
  4.4    Form of Registration Rights Agreement, dated October 1, 1997 between the Registrant and certain stockholders.(5)
  4.5    Form of Registration Rights Agreement, dated November 1, 1997 between the Registrant and certain stockholders.(6)
  5.1    Opinion of Cooley Godward LLP.(7)
 10.1    Registrant's 1996 Equity Incentive Plan, as amended.(3)
 10.2    Registrant's Employee Stock Purchase Plan, as amended.(3)
 10.3    Form of Indemnity Agreement entered into between the Registrant and its officers and directors.(1)
 10.4    Registrant's Deferred Compensation Plan, dated January 10, 1997.(4)
 10.6    Master Alliance Agreement, dated March 17, 1995, between the
          Registrant and Andersen Consulting LLP.(1)(2)
 10.9    Assignment Agreement, dated September 20, 1995, by and between the
          Registrant and Thomas M. Siebel.(1)
 10.10   Lease Agreement, dated June 4, 1996, by and between the Registrant and
          Crossroad Associates and Clocktower Associates.(1)
 10.11   InterActive WorkPlace, Inc. 1996 Stock Option Plan.(5)
 23.1    Consent of KPMG Peat Marwick LLP, Independent Auditors.(7)
 23.2    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.(7)
 24.1    Power of Attorney. Reference is made to the Signature page.(7)

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(1) Incorporated by reference to our Registration Statement on Form S-1 (No.
    333-03751), as amended.

(2) Confidential treatment has been granted with respect to portions of this exhibit.

(3) Incorporated by reference to our Registration Statement on Form S-8 (No. 333-07983), as amended.

(4) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

(5) Incorporated by reference to our Registration Statement on Form S-3 (No. 333-36967), as amended.

(6) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

(7) Filed herewith.